Delta Apparel Reports Fiscal 2017 First Quarter Results
Sales Growth at Salt Life, Art Gun and ecommerce;
Manufacturing Realignment Cost-Reduction Goals on Track

GREENVILLE, SC – February 6, 2017—Delta Apparel, Inc. (NYSE MKT: DLA) today reported net sales of $85.3 million for its fiscal 2017 first quarter ended December 31, 2016, down $4.8 million, or 5.4%, from $90.2 million for the 2016 first quarter. Art Gun and ecommerce showed strong revenue growth but overall sales for the quarter were hindered by the impact of Hurricane Matthew, the closure of a large sports retailer, lower sales in Junkfood’s specialty channel due to the difficult retail environment, and inventory destocking at major retail licensing accounts in the Delta catalog business.

Overall gross margins remained solid at 20.6%, down only slightly from 20.9% in the prior-year first quarter. Operating income was $469 thousand, compared with $2.2 million for the 2016 first quarter, and the Company experienced a net loss for the quarter of $607 thousand, or $0.08 per diluted share, versus net income in the prior-year quarter of $681 thousand, or $0.09 per diluted share.

Basics Segment Review
2017 first quarter net sales for the basics segment were $60.8 million, down 1.1% from the 2016 first quarter’s $61.5 million. The decline was due to a 3.1% drop in Delta Activewear sales driven by slower business with retail license accounts, as mass channel retailers destocked inventory during the quarter. Other Delta Activewear channels showed strong growth, with ad-specialty up 35% and sales into regional screen-printers up 4%. Sales of higher-margin fashion basics products grew by more than 50% from the prior-year first quarter and this trend is expected to continue during 2017 as new fashion basics products are introduced. The private label business saw solid demand during the quarter, with sales tracking those in the prior-year period. Private label demand is expected to rise as major brands increasingly require the specialized vertical manufacturing capabilities and compliance programs that are characteristic of our manufacturing platform.

Art Gun continued its rapid growth during the quarter, experiencing record revenue with net sales up 28% on 34% higher units. Profitability continues to grow as Art Gun expands and leverages the full capabilities of its state-of-the-art facility and the Delta catalog product base, bringing operating profit as a percentage of sales into double digits for the quarter. Art Gun’s excellent service and response times during the holiday season proved the effectiveness of its service model and, with new customers already coming on board, signal continued growth during fiscal 2017.

Branded Segment Review
Net sales for the branded segment were $24.5 million in the fiscal 2017 first quarter compared with $28.7 million in the prior-year period. Several factors contributed to the sales decline. Soffe’s sales were down approximately $1.5 million but would have generally tracked last year’s first quarter absent the negative impacts of The Sports Authority closure and a winter product return. Soffe achieved strong ecommerce growth, with B2C sales up 30% and B2B sales up 40%, and continues to add new e-retail customers as well as strategic and independent sporting goods retailers. Junkfood, without the benefit of sales momentum generated in the prior-year first quarter from a large-scale movie release, also experienced comparatively lower sales due to declines at brick-and-mortar retailers.

Salt Life achieved record first-quarter profit on 3.8% quarter-over-quarter sales growth with expanded margins. The effects of Hurricane Matthew and the slow sell-through of long sleeve products due to the unseasonably warm winter impeded Salt Life sales growth. Salt Life’s juniors and performance products continued their growth trend during the quarter, as did its ecommerce website, www.saltlife.com, which produced record sales and was up nearly 50% over the prior-year first quarter. Overall margins for the branded segment expanded 160 basis points for the quarter compared to the prior-year period.

Robert W. Humphreys, Delta Apparel, Inc.’s Chairman and Chief Executive Officer commented that while sales were down year-over-year, they remain on track with expectations. “A few things that were out of our control hampered sales in our first quarter - Hurricane Matthew, atypically warm weather and The Sports Authority closure, to name a few. These should not, however, have a lasting effect on the future growth of Delta Apparel. We remain focused on those activities that have a continuing positive impact on our top and bottom lines, and on measures that will improve efficiency and service for our customers while expanding our gross margins. The results of our efforts are already becoming apparent.”

“In advance of the holiday spike, we added new equipment and made process flow improvements at Art Gun that give us the capacity to print more than 15,000 unique garments a day and ship to customers in over 100 countries. This enabled us to efficiently manage this year’s record holiday volumes. Our excellent performance has attracted additional business that should support Art Gun’s continued growth during non-holiday periods.”

“Salt Life’s new Fayetteville, North Carolina distribution center is already improving service to customers and lowering costs. We expect increased traffic at Salt Life’s San Clemente, California store, through the spring and summer months. We also just opened a Salt Life store in Huntington Beach, furthering consumer outreach in

California. Salt Life ended the quarter in a strong position, with a solid order backlog that we believe will drive growth back into the double digits.”

“We anticipate significant margin improvement in our Delta Activewear business over the next several quarters. During the first quarter, we met the production and cost-related goals set in connection with our recent manufacturing realignment. To further leverage our improved manufacturing platform, we have initiated an invigorated go-to-market strategy and introduced new fashion basics products that should further enhance margins.”

“While we see the challenging retail environment continuing, we believe fiscal 2017 will be a year of growth and improved profitability for Delta Apparel. We entered the year with exciting new products, have lowered our manufacturing and distribution costs, and are adopting innovative ways to serve our customers. We believe that Art Gun’s virtual inventory model and our ecommerce platforms represent the wave of the future, and provide synergies benefitting all of our business units. This is a formula that we believe will drive significant growth for Delta Apparel as we move forward,” Mr. Humphreys said.

Conference Call
The Company will hold a conference call with senior management to discuss the financial results at 4:30 p.m. ET today. The Company invites you to join the call by dialing 888-378-4380. If calling from outside the United States, dial 719-325-2272. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through March 6, 2017. To access the telephone replay, participants should dial toll-free 844-512-2921. International callers can dial 412-317-6671. The access code for the replay is 5233640.

About Delta Apparel, Inc.
Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company, Salt Life, LLC and Art Gun, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of lifestyle basic and branded activewear apparel and headwear. The Company specializes in selling casual and athletic products across distribution tiers, including specialty stores, boutiques, department stores, mid-tier and mass chains, and the U.S. military. The Company’s products are made available direct-to-consumer on its websites at www.soffe.com, www.junkfoodclothing.com, www.saltlife.com and www.deltaapparel.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,800 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward Looking Statements
Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the volatility and uncertainty of cotton and other raw material prices; the general U.S. and international economic conditions; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; the competitive conditions in the apparel and textile industries; the inability to successfully implement certain strategic initiatives; our ability to predict or react to changing consumer preferences or trends; pricing pressures and the implementation of cost reduction strategies; changes in the economic, political and social stability of our offshore locations; our ability to retain key management; the effect of unseasonable weather conditions on purchases of our products; significant changes in our effective tax rate; restrictions on our ability to borrow capital or service our indebtedness; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the ability to grow, achieve synergies and realize the expected profitability of acquisitions; the volatility and uncertainty of energy and fuel prices; material disruptions in our information systems related to our business operations; data security or privacy breaches; significant interruptions within our distribution network; changes in or our ability to comply with safety, health and environmental regulations; significant litigation in either domestic or international jurisdictions; the ability to protect our trademarks and other intellectual property; the ability to obtain and renew our significant license agreements; the impairment of acquired intangible assets; changes in ecommerce laws and regulations; changes to international trade regulations; changes in employment laws or regulations or our relationship with our employees; cost increases and reduction in future profitability due to recent healthcare legislation; foreign currency exchange rate fluctuations; violations of manufacturing or employee safety standards, labor laws, or unethical business practices by our suppliers and independent contractors; the illiquidity of our shares; price volatility in our shares and the general volatility of the stock market; and the costs required to comply with the regulatory landscape regarding public company governance and disclosure; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. Further, any forward-looking statements are made only as of the date of this press release and we do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

Company Contact:
Deborah Merrill
Chief Financial Officer
(864) 232-5200 x6620

Investor Relations Contact:
Sally Wallick, CFA
(404) 806-1398
investor.relations@deltaapparel.com

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
	Three Months Ended
	(Unaudited)
	Dec 31, 2016	Jan 2, 2016

Net Sales	$85,335	$90,171
Cost of Goods Sold	67,777	71,292
Gross Profit	17,558	18,879

Selling, General and Administrative	17,311	16,892
Change in Fair Value of Contingent Consideration	(100)	(200)
Other Income, Net	(122)	(40)
Operating Income	469	2,227

Interest Expense, Net	1,301	1,276

(Loss) Income Before (Benefit from) Provision for Income Taxes	(832)	951

(Benefit from) Provision for Income Taxes	(225)	270

Net (Loss) Income	$(607)	$681

Weighted Average Shares Outstanding
Basic	7,598	7,761
Diluted	7,598	7,954

Net (Loss) Income per Common Share
Basic	$(0.08)	$0.09
Diluted	$(0.08)	$0.09

	Dec 31, 2016	Oct 1, 2016	Jan 2, 2016
	(Unaudited)	(Audited)	(Unaudited)

Current Assets
Cash	$410	$397	$296
Receivables, Net	48,161	63,609	48,364
Income Tax Receivable	236	86	627
Inventories, Net	179,038	164,247	159,208
Prepaids and Other Assets	4,887	4,145	5,587
Total Current Assets	232,732	232,484	214,082

Noncurrent Assets
Property, Plant & Equipment, Net	43,167	43,503	41,057
Goodwill and Other Intangibles, Net	57,316	57,651	58,559
Deferred Income Taxes	5,440	5,246	6,300
Other Noncurrent Assets	5,710	5,768	4,419
Total Noncurrent Assets	111,633	112,168	110,335

Total Assets	$344,365	$344,652	$324,417

Current Liabilities
Accounts Payable and Accrued Expenses	$69,283	$73,101	$69,138
Current Portion of Long-Term Debt	8,600	9,192	8,413
Total Current Liabilities	77,883	82,293	77,551

Noncurrent Liabilities
Long-Term Debt	111,154	106,603	97,768
Other Noncurrent Liabilities	4,864	3,741	4,471
Total Noncurrent Liabilities	116,018	110,344	102,239

Shareholders' Equity	150,464	152,015	144,627

Total Liabilities and Shareholders' Equity	$344,365	$344,652	$324,417

*Certain amounts have been corrected in the prior year balance sheets to conform to the classification of those balances as of December 31, 2016.